Filed Pursuant to Rule 433

Registration No. 333-262547

Issuer Free Writing Prospectus dated April 1, 2024

Relating to Preliminary Prospectus Supplement dated April 1, 2024

ADOBE INC.

Pricing Term Sheet

This term sheet (this “Pricing Term Sheet”) relates only to the securities described below and is qualified in its entirety by reference to the preliminary prospectus supplement, dated April 1, 2024, of Adobe Inc., including the documents incorporated by reference therein, and the accompanying prospectus dated February 4, 2022 (the “Preliminary Prospectus Supplement”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information contained in the Preliminary Prospectus Supplement. Financial information presented in the Preliminary Prospectus Supplement or incorporated by reference therein is deemed to have changed to the extent affected by the changes described herein. This Pricing Term Sheet should be read together with the Preliminary Prospectus Supplement before making a decision in connection with an investment in the securities. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

4.850% Notes due 2027

4.800% Notes due 2029

4.950% Notes due 2034

Issuer:	Adobe Inc. (“Adobe”)

Principal Amounts:	$500,000,000 4.850% Notes due 2027 (the “2027 Notes”) $750,000,000 4.800% Notes due 2029 (the “2029 Notes”) $750,000,000 4.950% Notes due 2034 (the “2034 Notes”)

Maturity:	April 4, 2027 for the 2027 Notes April 4, 2029 for the 2029 Notes April 4, 2034 for the 2034 Notes

Coupon:	4.850% for the 2027 Notes 4.800% for the 2029 Notes 4.950% for the 2034 Notes

Price to Public:	99.950% of principal amount for the 2027 Notes 99.851% of principal amount for the 2029 Notes 99.805% of principal amount for the 2034 Notes

Interest Payment Dates:	April 4 and October 4, commencing October 4, 2024

Day Count Convention:	30/360

Proceeds (before expenses) to Adobe:	$1,990,920,000

Benchmark Treasury:	4.250% due March 15, 2027 for the 2027 Notes 4.125% due March 31, 2029 for the 2029 Notes 4.000% due February 15, 2034 for the 2034 Notes

Spread to Benchmark Treasury:	+35 basis points for the 2027 Notes +50 basis points for the 2029 Notes +65 basis points for the 2034 Notes

Yield to Maturity:	4.868% for the 2027 Notes 4.834% for the 2029 Notes 4.975% for the 2034 Notes

Benchmark Treasury Price and Yield:	99-08+; 4.518% for the 2027 Notes 99-02 1⁄4; 4.334% for the 2029 Notes 97-13; 4.325% for the 2034 Notes

Optional Redemption:

For the 2027 Notes, make-whole call at T+10 basis points. On or after the date that is 1 month prior to the maturity date, Adobe may redeem the 2027 Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

For the 2029 Notes, make-whole call at T+10 basis points. On or after the date that is 1 month prior to the maturity date, Adobe may redeem the 2029 Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

For the 2034 Notes, make-whole call at T+10 basis points. On or after the date that is 3 months prior to the maturity date, Adobe may redeem the 2034 Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

Trade Date:	April 1, 2024

Settlement Date:

April 4, 2024 (T+3)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before delivery of the Notes should consult their own advisors.

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	00724PAE9/ US00724PAE97 for the 2027 Notes 00724PAF6/ US00724PAF62 for the 2029 Notes 00724PAG4/ US00724PAG46 for the 2034 Notes

Ratings:*	Moody’s: A1 S&P: A+

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC SG Americas Securities, LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	Goldman Sachs & Co. LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC Cabrera Capital Markets LLC CastleOak Securities, L.P. Independence Point Securities LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC collect at 212-834-4533, SG Americas Securities, LLC at (855) 881-2108, U.S. Bancorp Investments, Inc. at 877-558-2607 or Wells Fargo Securities, LLC toll-free at 800-645-3751.

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